Exhibit 99.1

FOR IMMEDIATE RELEASE

Brand Engagement Network Completes Acquisition of Cataneo

Acquisition expands global AI deployment platform by adding a profitable enterprise software business with recurring revenue.

WILMINGTON, Del., and MUNICH, Germany, June 30, 2026 /PRNewswire/ — Brand Engagement Network, Inc. (NASDAQ: BNAI) (“BEN” or the “Company”), an enterprise AI software company, today completed its acquisition of Cataneo GmbH (“Cataneo”), a profitable enterprise software provider that generated more than €8.6 million in 2025 revenue and whose platform manages more than €6 billion in annual advertising inventory across more than 1,000 media brands and 200+ broadcast and digital channels.

Cataneo, a Munich-based provider of enterprise software for advertising operations and infrastructure, operates the MYDAS platform, which supports advertising sales, scheduling, traffic, content management, monetization, analytics, CRM integration, and real-time reporting for broadcasters and media organizations worldwide. The acquisition provides BEN with an established enterprise software platform, long-standing customer relationships, and mission-critical workflows where its AI technologies can be integrated and deployed.

The acquisition of Cataneo enhances BEN’s ability to embed enterprise AI into real-world operational environments across the media and advertising ecosystem, strengthening its position as an enterprise AI software provider.

The strategic value of the acquisition is twofold. First, BEN intends to integrate its proprietary Engagement Language Model (ELM™) and enterprise AI technologies into the Cataneo platform to enhance advertising operations, audience intelligence, workflow automation, forecasting, and operational decision-making. Second, Cataneo provides an established commercial platform through which BEN can deploy AI-powered enterprise solutions to existing customers while expanding into additional industries over time.

Scale at a Glance

●	€6B+ in annual advertising inventory managed
●	1,000+ global media brands
●	200+ broadcast and digital channels
●	Operations spanning four continents
●	Established global enterprise customer base
●	Proven enterprise software platform with recurring revenue and strong customer retention
●	Immediate infrastructure for deployment of BEN’s enterprise AI technologies

Cataneo Financial Highlights

●	2025 Revenue: €8,636,708
●	First Half 2026 Estimated Revenue: €4,186,975

As part of the transaction, Cataneo Co-Founder Christian Unterseer has joined BEN’s Board of Directors. Integration efforts are now underway, with both organizations continuing to support customers without disruption.

Leadership Perspectives

Tyler Luck, Co-Founder and Chief Executive Officer, Brand Engagement Network

“AI is becoming the engagement layer between brands and consumers.

As enterprise AI and media infrastructure come together, we’re moving toward a world of real-time, one-to-one engagement across connected environments. Instead of one-way messaging, brands can interact directly, and those interactions become measurable, intelligent, and actionable.This acquisition expands that vision by combining BEN’s enterprise AI platform with Cataneo’s established global software business, including its long-standing customer relationships and mission-critical enterprise workflows.”

Renato Rocha Pinto, Chief Executive Officer, Cataneo GmbH

“For more than two decades, Cataneo has built a trusted enterprise platform supporting leading media organizations around the world. Joining BEN enables us to pair that operational expertise with enterprise AI while continuing to deliver the reliability, continuity, and service our customers expect.”

Christian Unterseer, Co-Founder, Cataneo GmbH and Director, Brand Engagement Network

“What impressed us most about BEN was its practical vision for enterprise AI. By combining Cataneo’s operational expertise with BEN’s AI platform, we believe we can simplify complex workflows, improve decision-making, and create measurable customer value across multiple industries.”

Together, BEN and Cataneo combine enterprise AI with proven software infrastructure, creating a broader operating foundation for intelligent automation, customer engagement, and operational excellence across industries.

Transaction Details

The acquisition was completed on June 30, 2026. Additional details regarding the transaction are included in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 30, 2026.

About Cataneo GmbH

Cataneo GmbH is a global provider of enterprise software for advertising sales, scheduling, traffic, and content management across linear, digital, and on-demand media. Its MYDAS platform provides end-to-end media management, monetization, analytics, CRM integration, and real-time reporting solutions for broadcasters and media organizations worldwide.

For more information, visit www.cataneo.com.

About Brand Engagement Network

Brand Engagement Network, Inc. (NASDAQ: BNAI) is an enterprise AI software company that enables organizations to connect engagement to execution through secure, intelligent conversational AI. Powered by its proprietary Engagement Language Model (ELM™), BEN helps organizations automate workflows, improve customer experiences, and drive operational intelligence across healthcare, hospitality, mobility, government, media, retail, and other industries.

The acquisition of Cataneo expands BEN’s global deployment infrastructure by adding a proven enterprise software platform, established customer relationships, and international distribution capabilities, creating new opportunities to deploy BEN’s enterprise AI at scale while reinforcing the Company’s position as an enterprise AI software provider.

For more information, visit www.brandengagementnetwork.com.

Media Contact

Amy Rouyer

amy@beninc.ai

Investor Relations

investors@beninc.ai

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the anticipated benefits of the acquisition, future integration efforts, commercialization opportunities, customer growth, estimated financial information, and the deployment of BEN’s AI technologies. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Risks include, but are not limited to, the ability to realize the expected benefits of the acquisition; the successful integration of Cataneo’s technology, operations, and personnel; the Company’s ability to expand its AI capabilities into new environments and channels; competition in the markets BEN serves; customer retention; revenue performance; and other risks described in BEN’s filings with the U.S. Securities and Exchange Commission, including its Current Report on Form 8-K filed on June 30, 2026. BEN undertakes no obligation to update any forward-looking statements except as required by law.